EXHIBIT 10.1
March 13, 2010
Allianz SE
c/o Group Legal Services
Koeniginstr. 28
80802 Muenchen
Germany
Gentlemen:
     We refer to your letter to us dated March 12, 2010 (the “Consent Letter”), a copy of which is attached hereto, relating to certain matters under the Investment Agreement, dated October 17, 2008 (as amended from time to time, the “Investment Agreement”), between The Hartford Financial Services Group, Inc. and Allianz SE.
     For purposes of this letter, “Term Sheet” means the term sheet attached hereto setting forth certain terms of the mandatory convertible preferred stock to be issued as part of the public offering referred to in the Consent Letter (the “Public Offering”). Capitalized terms used and not otherwise defined herein have the meanings assigned in the Consent Letter, the Term Sheet or the Investment Agreement, as the case may be.
     As contemplated in paragraph (a) of the Consent Letter, we hereby confirm our mutual understanding of the “Effective Price” and the “number of shares issued or deemed issued” (referred to as “I” in the formula in Section 14(E) of the Warrants) for purposes of the anti-dilution adjustments in Section 14(E). On the basis of the Term Sheet and for the purposes of the Warrant adjustment according to Warrant Section 14(E), we agree with you that the “Effective Price” of the preferred stock will be determined by reference to the “Reference Price” referred to in the Term Sheet and that “I” shall be the number of shares for which such mandatorily convertible preferred stock may be exchangeable at the “Minimum Conversion Rate” referred to in the Term Sheet.
     We refer to this mutual understanding as the “Antidilution Adjustment Convention.”
     Further to paragraph (a) of the Consent Letter, we hereby undertake, promptly following the pricing of the convertible preferred stock referred to above in the Public Offering, to provide the actual anti-dilution adjustments to the Warrants resulting from the application of the Antidilution Adjustment Convention to the actual pricing terms of the convertible preferred stock. Promptly following the closing of the Public Offering, we will cause to be delivered to you documentation evidencing the adjustment of the number of Warrant Shares and the Exercise Price in accordance with the application of the Antidilution Adjustment Convention to the pricing terms of the convertible preferred stock.
     Please confirm your concurrence that this letter satisfies all of the conditions set forth in the Consent Letter.

Very truly yours, THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By:	/s/ Robert Paiano
	Name:	ROBERT PAIANO
	Title:	SENIOR VICE PRESIDENT

Accepted and agreed to as of the date first above written:

ALLIANZ SE
By:	/s/ Rolf Klussman
	Name:	Rolf Klussman
	Title:	Prokurist

By:	/s/ Adrian Glaesner
	Name:	Adrian Glaesner
	Title:	Prokurist

March 12, 2010
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155
U.S.A.
Dear Sirs:
          Reference is made to the Investment Agreement, dated October 17, 2008 (as amended from time to time, the “Investment Agreement”), between The Hartford Financial Services Group, Inc. and Allianz SE. Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Investment Agreement.
          You have informed us that the Company anticipates redeeming, for $3.4 billion plus accrued but unpaid interest, all 3,400,000 shares of its Fixed Rate Cumulative Preferred Stock, Series E (the “Series E Preferred Stock”) previously issued to the U.S. Department of the Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program. In addition, you have informed us that, in order to raise a portion of the capital necessary to redeem the Series E Preferred Stock, the Company intends to launch a public offering as soon as practicable on or after March 16, 2010, consisting of (i) shares of its Common Stock and (ii) shares of mandatorily convertible preferred stock, together having an aggregate gross sales price between $1.7 and. $2.1 billion (such issuance of Common Stock and preferred stock, the “Public Offering”) and (iii) senior debt securities of approximately $1.0 billion principal amount.
          We hereby confirm to you that we:
          (a) consent to the issuance of mandatorily convertible preferred stock in the Public Offering for purposes of Section 4.8 of the Investment Agreement subject to the final terms of such preferred stock being reasonably acceptable to us in light of the anti-dilution adjustments in the Warrants and your prompt written confirmation of our mutual understanding of the “Effective Price’’ and the “number of shares issued or deemed issued” (referred to as “I” in the formula in Section 14(E) of the Warrants) for purposes of the anti-dilution adjustments in Section 14(E). On the basis of the term sheet provided and for the purposes of the Warrant adjustment according to Warrant section 14(E), we agree that the “Effective Price” of the preferred stock will be determined by reference to the “Reference Price” referred to in the term sheet and “I” shall be the number of shares for which such mandatorily convertible preferred stock may be exchangeable at the “Minimum Conversion Rate”.
          (b) waive our preemptive rights under Section 4.15 of the Investment Agreement in connection with the Public Offering, including any right to receive any further notice of, to participate in, or to purchase from the Company an amount up to our Pro Rata Share of any class or series of shares, rights or securities issued in connection with the Public Offering.

Allianz SE, p. 2
          This letter shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, this letter relates solely to the proposed Public Offering, and shall not constitute a waiver, modification or amendment of any terms of the Investment Agreement, the Purchased Securities or the other Transaction Documents with respect to any transaction other than the specific Public Offering referred to herein.

Yours very truly, Allianz SE
By:	/s/ Paul Achleitner
	Name:	Paul Achleitner
	Title:	CFO

By:	/s/ Stephen Theissing
	Name:	Stephen Theissing
	Title:	Group Treasurer